EXHIBIT 10

April 18, 2003

Robert Tysall-Blay
Claygate
New Town Road, Storrington
West Sussex RH20 4JJ
United Kingdom

Dear Rob:

We have appreciated the opportunity to meet with you and feel that you will be an excellent fit with Mediware Information Systems. I am pleased to confirm our discussions and to offer you a position as CEO for Mediware International. You will be reporting to me as President of the Mediware Worldwide Pharmacy Division. The following outlines the terms of the offer.

Compensation	An annual compensation package will be comprised of:

(a) An annual base salary of £85,000.

(b) A bonus opportunity of £65,000 based on criteria to be mutually agreed upon within 30 days of start date. £30,000 of this bonus opportunity will be commission bonus, to be earned and paid as sales occur. The remaining £35,000 will be a performance bonus opportunity to be paid at the end of the Company's fiscal year. Details of the above will be worked out within 30 days of start date.

(c) A car allowance of £10,000 annually.

(d) options for the purchase of 30,000 shares of the stock of Mediware Information Systems, Inc. These options vest in accordance with Mediware's normal policy of 25% per year. As with all Mediware options, grants are subject to the approval of the Mediware Board of Directors.

Vacation:
You will be entitled to four weeks paid vacation per year. After two years, this is increased by one working day per year up to a maximum of 25 working days annually. The Company also observes 8 public holidays per year.

Pension Plan:
The Company pension plan is administered by Standard Life. If the employee contributes at least 3% of annual salary to the Standard Life Pension Scheme, or Personal Pension Scheme of his choice, the Company will contribute a matching 3%. The maximum Company contribution is 3% annually.

Reimbursements:	During the term of your employment, you will be reimbursed for any qualifying travel and business-related expenses.

Termination Notice:	The termination notice period will be thirty days for both employee and employer.

Start Date:	Your official full-time start date for this new position will be June 1, 2003.

As a matter of policy, I am required to state that the Company employs on an at-will basis. By accepting this offer, you hereby agree to honor the terms and conditions of Mediware's "Employee Agreement."

If you have any questions, please give me a call. We look forward to having you as an integral member of our team.

Very truly yours,

Michael Crabtree
President
Worldwide Pharmacy Division

Agreed / Accepted:		Date:
Signature